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EXHIBIT 4.3


                   POLICY MANAGEMENT SYSTEMS CORPORATION
                       EMPLOYEE STOCK PURCHASE PLAN


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                                 Article I
                                Definitions

1.01   Affiliate . . . . . . . . . . . . . . . . . . . . . 1
1.02   Base Earnings . . . . . . . . . . . . . . . . . . . 1
1.03   Board . . . . . . . . . . . . . . . . . . . . . . . 1
1.04   Committee . . . . . . . . . . . . . . . . . . . . . 1
1.05   Effective Date. . . . . . . . . . . . . . . . . . . 1
1.06   Employer. . . . . . . . . . . . . . . . . . . . . . 1
1.07   Employee. . . . . . . . . . . . . . . . . . . . . . 1
1.08   Employee Contribution . . . . . . . . . . . . . . . 2
1.09   Employer Matching Contribution. . . . . . . . . . . 2
1.10   Participant . . . . . . . . . . . . . . . . . . . . 2
1.11   Participating Affiliate . . . . . . . . . . . . . . 2
1.12   Pay Period, Payday. . . . . . . . . . . . . . . . . 2
1.13   Payroll Authorization Form. . . . . . . . . . . . . 2
1.14   Plan Administrator. . . . . . . . . . . . . . . . . 2
1.15   Prevailing Market Price . . . . . . . . . . . . . . 2
1.16   Service . . . . . . . . . . . . . . . . . . . . . . 2
1.17   Stock . . . . . . . . . . . . . . . . . . . . . . . 2
1.18   Termination of Service. . . . . . . . . . . . . . . 3


                                Article II
                               Participation

2.01   Eligibility . . . . . . . . . . . . . . . . . . . . 3
2.02   Voluntary, Non-Discriminatory Plan. . . . . . . . . 3
2.03   Election to Participate . . . . . . . . . . . . . . 3
2.04   Participation of Executive Officers . . . . . . . . 3
2.05   Termination of Service. . . . . . . . . . . . . . . 4
2.06   Rehire. . . . . . . . . . . . . . . . . . . . . . . 4


                                Article III
                               Contributions

3.01   Employee Contributions. . . . . . . . . . . . . . . 4
3.02   Employer Matching Contributions . . . . . . . . . . 4
3.03   Limits on Contributions . . . . . . . . . . . . . . 4
3.04   Change or Suspension of Contribution. . . . . . . . 4
3.05   Tax Withholding . . . . . . . . . . . . . . . . . . 4

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                                Article IV
                             Purchase of Stock

4.01   Investment in PMSC Stock. . . . . . . . . . . . . . 5
4.02   No Interest to be Paid. . . . . . . . . . . . . . . 5
4.03   Dividends . . . . . . . . . . . . . . . . . . . . . 5
4.04   Shares Not Transferable . . . . . . . . . . . . . . 5
4.05   Voting Rights . . . . . . . . . . . . . . . . . . . 5


                                 Article V
                               Distributions

5.01   Distributions During Participation. . . . . . . . . 6
5.02   Method of Distribution. . . . . . . . . . . . . . . 6


                                Article VI
                     Administration and Modification

6.01   Board of Directors. . . . . . . . . . . . . . . . . 6
6.02   Committee . . . . . . . . . . . . . . . . . . . . . 7
6.03   Plan Administrator. . . . . . . . . . . . . . . . . 7
6.04   Cost of the Plan. . . . . . . . . . . . . . . . . . 8
6.05   Brokerage Costs . . . . . . . . . . . . . . . . . . 8
6.06   Exculpation . . . . . . . . . . . . . . . . . . . . 8


                                Article VII
                         Miscellaneous Provisions

7.01   No Contract of Employment . . . . . . . . . . . . . 8
7.02   Plan Year . . . . . . . . . . . . . . . . . . . . . 8
7.03   Rules of Construction . . . . . . . . . . . . . . . 8
7.04   Governing Law . . . . . . . . . . . . . . . . . . . 8
7.05   Stockholder Ratification of Plan. . . . . . . . . . 8

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                   POLICY MANAGEMENT SYSTEMS CORPORATION
                       EMPLOYEE STOCK PURCHASE PLAN


    The purpose of the Policy Management Systems Corporation
Employee Stock Purchase Plan (the "Plan") is to provide the eligible employees of Policy Management Systems Corporation
("PMSC") and its Participating Affiliates a convenient and economical way to acquire shares of PMSC's Common Stock. By simplifying and providing an additional financial incentive for the purchase of PMSC Common Stock, the Company will obtain the benefit of the added incentive inherent in the ownership of Common Stock by such employees.


                                 ARTICLE I
                                Definitions

1.01 Affiliate shall include all wholly owned subsidiaries of PMSC and any other entity which may be designated from time to time as such by the Board of Directors of PMSC.

1.02 Base Earnings shall mean the amount of regular salary or wages, and excluding overtime payments, commission payments, bonuses, or other irregular payments made by an Employer to an Employee. Base Earnings for a fee-paid employee (as defined by the Company from time to time) shall be his approved annualized administrative pay rate.

1.03   Board shall mean the PMSC Board of Directors.

1.04 Committee shall mean the persons appointed by the Board of Directors of PMSC as set forth in the Plan.

1.05   Effective Date  of the Plan is the later of:
      (i) the date this Plan is executed by an authorized officer of PMSC; or
     (ii) the date PMSC has satisfied all the requirements to offer the sale of Stock under the Plan, as evidenced by written notice to the Committee from the Company's legal advisors.

1.06   Employer shall mean PMSC and all Participating Affiliates.

1.07 Employee shall mean any person (including a corporate officer) who has reached the age of majority in the state in which the person resides, is employed on a full-time basis in the regular service of PMSC or one of its Participating Affiliates and who is a permanent United States resident; provided, however, such term shall not include persons employed for temporary periods or for temporary jobs. For purposes of this Plan, full-time basis shall mean regular employment of not less than thirty-five (35) hours per week.

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1.08   Employee Contribution shall mean the amount withheld from a
       Participant's biweekly paycheck as directed by his Payroll
       Authorization Form.

1.09 Employer Matching Contributions shall have that meaning set forth in Section 3.02.

1.10 Participant shall mean an eligible Employee who elects to participate in the Plan.

1.11 Participating Affiliate shall mean an Affiliate which has adopted the Plan with the consent of the Board of Directors of PMSC. If an organization which is or has become an Affiliate ceases to be an Affiliate or a Participating Affiliate, such organization and its employees shall be deemed to have withdrawn from participation in the Plan.

1.12 Pay Period, Payday means the interval of time for which an Employee regularly receives his compensation, and the day on which the Employee regularly receives his compensation for the applicable Pay Period respectively.

1.13 Payroll Authorization Form shall be in a form specified by the Committee which shall authorize the Participant's Employer to withhold from his paycheck a specified dollar amount to be remitted to the Plan Administrator for the purchase of Stock under this Plan. The Company may cancel any or all Payroll Authorization Forms upon written notice to Participant(s).

1.14 Plan Administrator shall mean the person(s) or entity appointed as set forth in the Plan to administer the Plan, make purchases of Stock as agent for the Participants, and act as custodian of shares purchased under the Plan. The Plan Administrator shall at all times not be an affiliate (within the meaning of applicable securities laws and regulations) of PMSC.

1.15 Prevailing Market Price shall mean the actual purchase price for which shares of the Stock are purchased in the open market.

1.16 Service shall mean that period of continuous uninterrupted employment with PMSC or any Affiliates, from the Employee's first day of employment until his date of Termination of Service with PMSC and all Affiliates. In the case of an Affiliate which has been acquired by PMSC through the acquisition of substantially all of the assets or all of the stock of the Affiliate, Service only shall include employment subsequent to the later of (i) PMSC's consummation of the acquisition of the Affiliate or (ii) the date on which such Affiliate is designated as a Participating Affiliate. Service with two or more Affiliates during consecutive periods shall be considered continuous service with one Affiliate.

1.17   Stock  shall mean shares of Common Stock of PMSC.

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1.18   Termination of Service  shall mean any absence from the
       employment of PMSC or any Participating Affiliate
       (including, but not limited to, absences by reason of discharge or resignation).


                                ARTICLE II
                               Participation

2.01 Eligibility. As of the Effective Date, an Employee who is actively employed shall be eligible to participate in the Plan commencing on the first Payday of the first calendar quarter beginning after the Employee has completed twelve
       (12) months of continuous Service.

2.02   Voluntary, Non-Discriminatory Plan.  Participation in this
       Plan shall be voluntary and, except as required by applicable law, all Employees who participate in the Plan shall have the same rights and privileges under the Plan.

2.03 Election to Participate. An eligible Employee may elect to participate in the Plan by timely execution and delivery to the Employer of a Payroll Authorization Form prior to the Pay Period in which the Employee will begin participation. By signing a Payroll Authorization Form an Employee shall be deemed to have accepted, and does hereby and thereby accept, the terms of this Plan, and any and all amendments of this Plan. Such election to participate will be effective as soon as administratively feasible.

2.04 Participation by Executive Officers. Participants under the Plan who are subject to the reporting and liability provisions of Section 16 of the Securities and Exchange Act of 1934 (the "1934 Act") and the rules and regulations promulgated thereunder shall be subject to the following provisions:

    a. Such Participants making withdrawals must cease further purchases in the Plan for six months after the withdrawal, or the securities so distributed must be held by such Participant six months prior to disposition; provided, however, that extraordinary distributions of all the Stock held by the Plan and distributions in connection with death, retirement, disability or termination of employment are not subject to this requirement.

    b. Stock purchased under the Plan for such Participants shall be held for a minimum of six months following the date of such purchase under the Plan.

    c. Such Participants who suspend payroll deductions under the Plan may not commence future participation under the Plan for at least six months from the date of such cessation of participation.

    d. Reporting to the SEC, and others as required by law, transactions in Stock under the Plan

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shall be the responsibility of such Participants.

2.05 Termination of Service. Upon a Participant's Termination of Service, the Participant will be deemed to have suspended contributions to the Plan as of the date of his Termination of Service. The Participant may request a distribution of his Stock, or the cash value thereof, by submitting notice acceptable to the Plan Administrator. Distributions shall be subject to the other provisions of this Plan.

2.06 Rehire. An Employee who was eligible to participate in the Plan at the time of his Termination of Service and who is subsequently rehired may participate on the date of re-employment.


                                ARTICLE III
                               Contributions

3.01 Employee Contributions. Employee Contributions may only be made through biweekly payroll deduction. The execution and delivery to the Employer of a Payroll Authorization Form by an Employee authorizes the Employer to withhold such amounts to be remitted to the Plan Administrator and is effective until revoked by the Participant as provided in Section 3.04, Section 5.01, or as otherwise provided herein.

3.02 Employer Matching Contribution. The Employer shall contribute to the Plan Administrator, on a biweekly basis, an amount equal to 15% of each Participant's Employee
       Contribution. The Employer Matching Contribution will be made in cash and used for the purchase of Stock.

3.03 Limits on Contribution. All payroll deductions for Employee Contributions shall be in multiples of $5.00 from a minimum deduction of $10.00 per Pay Period to a maximum payroll deduction of the lesser of $900.00 per Pay Period or 10% of Base Earnings.

3.04 Change or Suspension of Contributions. A Participant may increase, decrease or suspend his contributions under the Plan by execution and delivery to the Employer of a new Payroll Authorization Form. Such changes will be effective as soon as administratively feasible and will not affect the Employee's eligibility to participate.

3.05 Tax Withholding. All withholding taxes payable with respect to the amount of Employee Contributions and Employer Matching Contributions under the Plan will be deducted from such Participant's salary, or other amounts payable to such Participant, and will not reduce amounts paid to purchase Stock under the Plan unless such reduction is necessary.

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                                ARTICLE IV
                             Purchase of Stock

4.01 Investment in PMSC Stock. As soon as practical after receipt of Employee Contributions and Employer Matching Contributions remitted biweekly under the Plan, the Plan Administrator, or its designated representative, shall purchase on behalf of the Participants shares of Stock in the open market at Prevailing Market Prices. The maximum amount of Stock will be purchased. Monthly each Participant's account will be credited with his pro rata share (computed to four decimal places) of the Stock purchased.

4.02 No Interest to be Paid. During the interim between the Employer's deduction of funds from the Participant's pay on a biweekly basis and purchase of the Stock, no interest or other earnings will be paid to or accrued for the benefit of Participants, former Participants or personal representatives of the foregoing.

4.03 Dividends to be Used to Purchase Additional Shares. Any cash dividends received with respect to Stock held under the Plan shall be used to purchase additional Stock for Participants in proportion to their specified interest in the Stock upon which the dividends were paid. Provided, however, that the Plan Administrator shall pay dividends received which are attributable to Stock allocable to Participants who have, or who have been deemed to have, withdrawn from the Plan directly to such Participants on an annual basis.

4.04 Shares Held Not Transferable. A Participant's undivided interest in the Stock held under the Plan may not be voluntarily assigned, sold, pledged or otherwise alienated except in the event of death, (i) pursuant to a Participant's valid last will and testament or by applicable statutes of descent and distribution (without regard to
       Section 7.04) or (ii) pursuant to a valid election of a joint account with rights of survivorship with the Plan
       Administrator, as the case may be.   Provided, however, to
       the extent required by law (without regard to Section 7.04), such undivided interest may be distributed to an applicable third party, pursuant to an involuntary assignment or transfer. To the extent such undivided interest is distributed pursuant to the preceding sentence, such distribution shall be deemed to be a distribution for all purposes to the applicable Participant; and in making such distribution to such third party, the Committee, Plan Administrator, and Employer shall be entitled to rely (without any investigation as to inquiry) on the face of any and all documents presented in this connection. Except for the right to receive a Participant's undivided interest in Stock held under the Plan involving the Participant's death, no joint account relating to the Plan shall create any other rights under this Plan in favor of the individual designated by such Participant as the person who is to receive such interest in such Stock.

4.05 Voting Rights. Each Participant shall have the power to direct the vote of whole shares of

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Stock held for such Participant's benefit under the Plan.  In connection with any such vote, the proxy of each such Participant shall be solicited and the Plan Administrator shall cast its votes only in accordance with such proxies. No discretion or direction may be exercised by the Plan Administrator, Committee, PMSC or any Affiliate, with respect to Stock voting. A Participant shall not be entitled to vote any fraction of Stock held for such Participant's benefit under the Plan.


                                 ARTICLE V
                               Distributions

5.01 Distributions During Participation. A Participant may withdraw Stock, or the cash value thereof, purchased under the Plan by submitting notice acceptable to the Plan Administrator. The Plan Administrator will make distributions as soon as administratively feasible after receipt of proper notice. The Plan Administrator will notify the Employer as soon as administratively feasible when a Participant receives a distribution. A Participant withdrawing Stock, or the cash value thereof, within two years of the date of purchase shall be ineligible to make further contributions to the Plan for twelve months following the date written notice is mailed from the Employer to the Participant of the cancellation of his Payroll Authorization Form. Participants may withdraw any whole shares, or the cash value thereof, after two years of the date of purchase of that Stock. Such withdrawals will not affect participation in the Plan.

5.02 Method of Distribution. Distribution of Stock will be made in whole shares. Fractional shares and any uninvested payroll deductions shall be distributed in cash. The Participant will have the option to receive the entire distribution in cash.


                                ARTICLE VI
                Administration and Modification of the Plan

6.01   Board of Directors.

    a. The Board shall have the following powers and duties with respect to the Plan:

         (i)                    to appoint and remove members of
                                the Committee;

        (ii)                    to amend the Plan; and/or

       (iii)                    to terminate the Plan in whole or
                                in part.

    b. The Board shall have no other responsibilities with respect to the Plan.

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6.02   Committee.

    a. Committee of not less than three or more than five individuals may be appointed and serve at the pleasure of the Board to administer the Plan. Committee members shall serve without compensation.

    b. The Committee shall appoint a Chairman and a Secretary from among its members. All resolutions, determinations and other actions shall be by majority vote of all members of the Committee. Acts of the Committee at which at least a majority of the Committee members are present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be valid acts of the Committee.

    c. The Committee shall have the following specific powers and responsibilities:

         (i)                    To amend the Plan;

        (ii) To appoint and remove the Plan Administrator and/or other such agents as it deems necessary for the effective performance of the duties so delegated;

       (iii)                    To construe the Plan and to
                                determine all questions arising in
                                the administration, interpretation
                                and operation of the Plan,
                                including the discretionary
                                authority to resolve ambiguous
                                terms;

       (iv)                     To decide all questions relating
                                to the eligibility of Employees to
                                participate in the benefits of the
                                Plan;

        (v)                     To determine the benefits of the
                                Plan to which any Participant
                                shall be entitled;

       (vi)                     To delegate, in its sole
                                discretion, all or any portion of
                                its duties hereunder to other
                                individuals or entities.

    d. No member or former member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any benefits, shares or other awards bought or granted hereunder.

6.03 Plan Administrator. The Plan Administrator shall keep a continuous record of each Participant's Stock under the Plan. The Plan Administrator shall issue to each Participant a statement of account following each allocation transaction and each sell transaction. Each inactive Participant will receive a statement of his account on at least a quarterly basis. The Plan Administrator shall also hold and act as custodian of Stock purchased or held under the

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Plan.  Certificates for Stock purchased under the Plan shall be held by, and in the name of, the Plan Administrator, on behalf of the Plan, for the benefit of the Participants as their interests may appear from time to time. The Plan Administrator may rely on the authority and correctness of information received from PMSC, the Committee, or the delegate of either of the foregoing, in performing its duties under the Plan.

6.04 Cost of the Plan. The cost of maintaining records and executing transfers under the Plan shall be paid by the Employer. The cost of receiving a distribution from the Plan shall be paid by the Participant, former Participant, or personal representative of the foregoing.

6.05 Brokerage Costs. Brokerage expenses incurred in the purchase of Stock shall be paid by the Employer.

6.06 Exculpation. Neither PMSC, the Committee and its delegates, any Affiliate, nor any broker through whom purchase orders are executed pursuant to this Plan or the Plan Administrator shall have any responsibility or liability for any action, omission or determination in good faith, including, without limiting the generality of the foregoing, any action with respect to price, time, quantity or other conditions and circumstances of the purchase, disposition or distribution of shares or funds under the terms of the Plan.


                                ARTICLE VII
                         Miscellaneous Provisions

7.01 No Contract of Employment. The granting of any right to an Employee, pursuant to this Plan, shall not constitute an agreement, understanding or other arrangement, express or implied, on the part of PMSC, any Affiliate or any other person or entity to employ or continue to employ such employee for any period of time.

7.02 Plan Year. The Plan's year and fiscal year shall end on December 31 of each year.

7.03 Rules of Construction. Throughout this Plan, the masculine includes the feminine, and the singular and the plural, and vice versa, where applicable.

7.04   Governing Law.  Except as otherwise provided in Section
       4.04, the construction, validity, and operation of this Plan shall be governed by the laws of the State of South
       Carolina, without regard to conflicts of law principles.

7.05 Stockholder Ratification of Plan. It is the intention of PMSC to submit the Plan for ratification by the stockholders of PMSC within 12 months of the date of adoption of the Plan. Such stockholder ratification shall be sought to meet the requirements of Rule 16b-3 under the 1934 Act. In the event that stockholders do not ratify the Plan, the Plan will nevertheless

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remain in effect.


Adopted this 11th day of May, 1995.


BY (SIGNATURE)           /s/ Steven G. Morrison
(NAME AND TITLE)             Executive Vice President and
                               Secretary
DATE                         May 11, 1995